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                                                                 Exhibit 10.11

                                 PROMISSORY NOTE

$1,000,000                                                       May 5, 1993


     FOR VALUE RECEIVED, the undersigned, ELECTRONIC HAIR STYLING, INC., a Washington corporation (the "Company"), promises to pay to INTERTEC HOLDINGS, L.P., a Delaware limited partnership, at East 5058 Grapeview Loop, Allyn, Washington 98524 ("Payee"), or such other place as the Payee may from time to time designate, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) plus interest thereon, as follows:

     1. INTEREST. The unpaid principal balance shall accrue interest at the rate of five and one half percent (5.5%) per annum, commencing January 1, 1996. Interest shall be computed on the basis of the actual number of calendar days in the year and the number of days elapsed. From and after the date interest begins to accrue, interest shall be paid quarterly in arrears, on the last day of each calendar quarter.

     2. PRINCIPAL PAYMENTS. Payments of principal shall be made in four installments of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000) each. The first principal installment shall be paid on the earlier of (i) the first anniversary of the closing of the Company's initial public offering of its common stock, and (ii) December 1, 1997. Such date on which the first payment of principal is required hereunder is referred to as the First Payment Date. The remaining three installments shall be due and payable on the first, second, and third anniversaries, respectively, of the First Payment Date ("Payment Dates"). The twelve month period ending on each Payment Date is referred to herein as a "Payment Year." Notwithstanding any other provision of this Note, all amounts due hereunder shall be paid in full on or before December 31, 2001.

     3. LIMITATIONS ON PAYMENT. Notwithstanding Paragraph 2, the amount payable on any Payment Date (principal plus interest) shall be limited to the greater of (a) twenty percent (20%) of the Company's gross revenues for the Payment Year ending on such Payment Date or (b) ten percent (10%) of the Company's invested capital on such Payment Date. This limitation is hereinafter referred to as the "Payment Limits." The excess of the installment and any other amounts hereunder due on a Payment Date over the Payment Limit shall cumulate and be payable, together with the next scheduled installment, on the next succeeding Payment Date, up to the amount of the Payment Limit, with the excess, if any, to cumulate again and be payable on the next Payment Date, subject to the Payment Limit. If this Note is not paid in full on the last scheduled Payment Date by reason of the Payment Limits, the time for payments shall be extended by one additional 12-month period, and the Company shall pay to holder on the last day of such 12-month period the entire unpaid principal balance and all accrued interest plus any other amounts due hereunder.

     4. LATE CHARGE. In the event any payment is not received within seven (7) days after its due date, the Company agrees to pay a late charge equal to two percent (2%) of the amount then due as the agreed amount of the Payee's damages for such late payment. The Company acknowledges that this late charge is reasonable and that it would be impractical or extremely difficult to fix the amount of holder's actual damages in the event of late payment.

     5. PAYMENTS: PREPAYMENT. Payments made hereunder shall be credited first to accrued interest and the remainder to principal. The Company shall have the right to prepay this Note in whole or in part, at any time, on ten (10) days' advance written notice.

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     6.   CURRENCY. All payments of principal, interest or other charges shall be made in U.S. dollars.

     7. DEFAULT. If payment of any installment hereunder is not made within ten (10) days after the same is due, the whole sum of principal and interest hereunder shall become immediately due at the option of the Payee. Following default, whether or not holder accelerates this Note, interest shall accrue on the unpaid amounts at the rate of two points over the interest rate otherwise in effect hereunder. This Note is given pursuant to a License Agreement between INTERTEC LTD a Delaware Limited Partnership, and the Company of even date herewith.

     8. WAIVERS: AMENDMENTS. The Company waives diligence, presentment, protest and demand, and also any notice of protest, demand, or dishonor of this Note. Any delay in exercising, failure to exercise or partial exercise by Payee of any of its rights or remedies hereunder shall not constitute a waiver thereof. This Note cannot be modified except by a writing signed by the Company and the Payee which makes reference to this Note.

     9. GOVERNING LAW. This Note shall be construed and governed by the laws of the state of Washington. If any provision of this Note is determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall be fully enforceable to the extent permitted by law.

     10. COSTS AND ATTORNEY'S FEES. The Company agrees to pay all costs, including reasonable attorneys' fees, incurred by the Payee in enforcing payment hereof.

     11. RESTATEMENT. This Restated Note supercedes in their entirety all prior notes between the Company and Payee and all amendments thereto.

     IN WITNESS WHEREOF, this Note is executed as of the day and year first set forth above.

                                             ELECTRONIC HAIR STYLING, INC., a
                                             Washington corporation

                                             By: /s/ Don Hoff
                                                -----------------------------
                                                Don Hoff, President

                                             By: /s/ Donald Porter
                                                -----------------------------
                                                Donald Porter, Vice President

Accepted:

INTERTEC HOLDINGS, L.P.
By:  Intertec Holdings, Inc., general partner

     By:  /s/ Perry D. Hoff
          ---------------------
          Perry Hoff, President